A CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  June 10, 2015
(date of earliest event reported)

GREEN ENDEAVORS, INC.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 8.01	OTHER EVENTS

Green Endeavors, Inc. (“GRNE” or the Company”) as a penny stock company, as defined by the Securities and Exchange Commission (“SEC”) will from time to time undertake efforts to increase public and the investing community’s awareness of the Company and its operations.  Such efforts are taken to preserve and establish the potential liquidity of the Company’s securities in the marketplace.  These efforts may include but are not limited to direct marketing, emails, publication through social media, reporting through the SEC, press releases and other marketing activities to maintain a level of awareness of the Company’s operations and activities.  The Company will strive to insure that all such actions are taken in compliance with applicable securities laws and regulations. Such activities will take place as determined to be helpful by Company’s management and in the scope and cost as believed to be in the best interest of GRNE and its shareholders.

As part of these efforts on June 10, 2015 an agreement was signed with Microcap Innovations, LLC whereby the Company agreed to pay Microcap Innovations, LLC a fee of $25,000 for a one day investor relations effort to increase the investment community’s awareness of Green Endeavors, Inc.  The efforts are to take place on June 12, 2015.  These efforts should be viewed as an advertisement and not as a solicitation to buy or sell the securities of the Company.  Microcap Innovations, LLC is not a related party and holds no equity position in the Company and has not been promised any compensation beyond that stated above.

Green Endeavors, Inc. (PINKSHEETS: GRNE), headquartered in Salt Lake City, Utah, is a holding company with operations in health & beauty.  GRNE’s wholly owned subsidiaries, Landis Salons, Inc., Landis Salons II, Inc., and Landis Experience Center LLC, http://www.landissalon.com, operate hair salons built around the world-class AVEDA™ product line. For more information, visit http://www.green-endeavors.com.

ITEM 9.01	Financial Statements and Exhibits

The following exhibits are included as part of this report: N/A

Exhibit No.	Page No.	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 10th day of June, 2015.

Green Endeavors, Inc.

/s/ Richard Surber
Richard Surber, CEO & President